Exhibit 10(l)

EXCHANGE AGREEMENT

This Exchange Agreement ("Agreement") made and entered into as of this 28th day of June, 2000, by and between CoEnergy Trading Company, a Michigan corporation ("CTC"), and The Peoples Gas Light and Coke Company, an Illinois corporation ("Customer").

INTRODUCTION

Customer desires to deliver volumes of natural gas to CTC during the term of the Agreement and cause equal volumes of natural gas to be redelivered by CTC on a firm basis to Customer's city gate.

Subject to the terms and conditions hereinafter set forth, CTC is willing to engage in this exchange of natural gas with Customer and to provide the services herein described.

Therefore, in consideration of the mutual benefits to be derived from this arrangement, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 "Business Day" shall mean any day except Saturdays, Sundays and federal bank holidays, and each such Business Day shall commence at 8:00 a.m. Central Time and end at 5:00 p.m. Central Time.

1.2 "Central Time" shall mean the prevailing time in the Central Time Zone.

1.3 "Contract Quantity" shall mean the maximum quantity of natural gas that may be accounted for in the Exchange Account on any Day, and such quantity shall be one million (1,000,000) MMBtu.

1.4 "Delivery MDQ" shall mean the maximum quantity of gas that Customer may deliver to CTC at the Point of Delivery on any Day. The Delivery MDQ shall be ten thousand (10,000) MMBtu.

1.5 "Delivery Period" shall mean the period commencing July 1, 2000 and ending October 31, 2000 inclusive of the commencement and ending dates, during the term of this Agreement.

1.6 "Exchange Account" shall mean, for administrative purposes, the account in which the balance of Customer's deliveries to CTC, net of redeliveries by CTC to Customer, shall be maintained.

1.7 "Gas Day" or "Day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at 9:00 a.m. Central Time, or as redefined by the Transporter in Transporter's Tariff.

1.8 "Point of Delivery" shall mean the point or points at which Customer delivers or causes to be delivered gas to CTC.

1.9 "Point of Redelivery" shall mean the point or points at which CTC delivers natural gas or causes natural gas to be redelivered to Customer at Customer's distribution system, or a mutually agreed upon redelivery point.

1.10 "Redelivery MDQ" shall mean the maximum quantity of natural gas that CTC may redeliver to Customer at the Point of Redelivery on any Day. The Redelivery MDQ shall be twenty thousand (20,000) MMBtu.

1.11 "Redelivery Period" shall mean the period commencing November 1, 2000 and ending March 31, 2000 inclusive of the commencement and ending dates, during the term of this Agreement.

1.12 "Transporter" shall mean the interstate pipeline or the local distribution company through which natural gas is delivered to or away from the Point of Delivery, and to or away from the Redelivery Point.

1.13 "Transporter's Tariff" shall mean the Transporter's FERC Gas Tariff, as revised from time to time, on file with the Federal Energy Regulatory Commission, or the local distribution company's tariff, as revised from time to time, on file with the state public utility commission.

ARTICLE II

DELIVERIES AND REDELIVERIES

2.1 During the Delivery Period, Customer shall deliver to CTC, and CTC shall cause to be received from Customer for credit to the Exchange Account any quantity of natural gas, equal to the quantity Customer nominates up to and including the Delivery MDQ.

2.2 Customer will inform CTC of its delivery of natural gas for any Gas Day by notice via telephone call and confirming telecopy to CTC no later than one and a half (11/2) hours prior to the applicable Transporter's earliest regular nomination deadline for such Gas Day to permit CTC to receive such deliveries, and CTC will confirm such nomination by return notice via telecopy to Customer.

2.3 During the Redelivery Period, CTC shall cause to be redelivered to Customer, and Customer shall receive, a quantity of natural gas equal to the quantity nominated by Customer for redelivery in accordance with Section 2.4 below, up to and including the Redelivery MDQ, provided that the requested redeliveries do not cause Customer to have a negative balance in its Exchange Account.

2.4 Customer shall nominate the daily redelivery quantity of natural gas for any Gas Day by telephone call with confirming telecopy to CTC no later than one and a half (11/2) hours prior to the applicable Transporter's earliest regular nomination deadline for such Gas Day to permit CTC to redeliver such gas, and CTC will confirm such nomination by return notice via telecopy to Customer.

2.5 The Points of Delivery under this Agreement shall be supply delivered: on the Michigan Consolidated Gas Company ("MichCon") system; at the interconnection of MichCon's system and the Shell Western E&P, Inc. processing plant at Kalkaska, Michigan; or at an interconnection between the MichCon system and one or more of the following pipelines: ANR Pipeline Company ("ANR") at the Willow Run Interconnect, or Panhandle Eastern Pipe Line Company ("Panhandle") at the River Rouge Interconnect.

2.6 The Points of Redelivery under this Agreement shall be Customer's natural gas distribution system at a point(s) mutually agreed upon by CTC and Customer.

2.7 Customer shall be responsible for making all arrangements and paying for the transportation of the gas to the Point of Delivery and from the Point of Redelivery. CTC shall be responsible for making all arrangements and paying for the transportation of gas from the Point of Delivery and to the Point of Redelivery.

2.8 The parties will cooperate to the extent operationally feasible to avoid imbalances resulting in imbalance or penalty charges, and/or cash-out obligations, under the provisions of the applicable Transporter's Tariff. This cooperation will include maintaining operational balancing arrangements or similar arrangements with Transporter to reduce the likelihood of imbalance or penalty charges being incurred. Each party will promptly notify the other whenever it has knowledge of an imbalance condition that must be corrected to avoid such imbalance or penalty charges, or cash-out obligations. Should either party incur an imbalance or penalty charge, or cash-out obligation from a Transporter, both parties shall use their reasonable efforts to determine the validity as well as the cause of such imbalance or penalty charge, or cash-out obligation. If the parties determine that the imbalance or penalty charge, or cash-out obligation was imposed solely as a result of Customer's actions or omissions, then Customer shall pay such imbalance, penalty charge, or cash-out obligation. If the parties determine that the imbalance or penalty charge, or cash-out obligation was imposed solely as a result of CTC's actions or omissions, then CTC shall pay such imbalance or penalty charge, or cash-out obligation. If the parties determine that the imbalance or penalty charge, or cash-out obligation was imposed as a result of the actions or omissions of both parties, then each party shall pay that portion of the imbalance or penalty charge, or cash-out obligation caused by its actions or omissions.

2.9 Upon expiration or termination of this Agreement, Customer shall be obligated to schedule redelivery of any positive balance reflected in Customer's Exchange Account by the end of the month in which expiration or termination is deemed to be effective. Customer may solicit an offer from CTC to purchase remaining Exchange Account volumes, but CTC shall be under no obligation to purchase the same. For volumes remaining in Customer's Exchange Account after the end of the month in which expiration or termination is deemed effective, such volumes shall be redelivered to Customer, or purchased by CTC, or a third-party within one (1) month of such expiration or termination; if such redelivery or purchase does not occur within the one-month period, then Customer shall continue to pay applicable charges pursuant to Section 3.1(a) below, until such volumes are redelivered to Customer, or purchased by CTC, or a third-party. Unless CTC and Customer agree otherwise in a separate written instrument CTC is under no obligation to redeliver volumes sold by Customer to a third party.

ARTICLE III

PRICE

3.1 Customer shall pay CTC for each month during the term of this Agreement the following Fees:

(a) A fixed monthly fee of $123,333.00;

3.2 The Exchange Fee set forth in Section 3.1 does not include taxes, if any, arising out of the transaction. Customer shall pay all taxes imposed on, or with respect to, the natural gas prior to its delivery at the Points of Delivery and at and after its redelivery at the Point of Redelivery. CTC shall pay all taxes imposed on, or with respect to, the gas at and after its delivery at the Points of Delivery and prior to its redelivery at the Point of Redelivery. Each party shall furnish the other with any applicable exemption or resale certificates prior to initial deliveries.

ARTICLE IV

BILLING AND PAYMENT

4.1 Beginning in August 2000 and on or before the tenth (10th) day of each month thereafter during the term of this Agreement and the month immediately following the termination date, CTC shall render a statement to Customer for the applicable Exchange Fee provided for in Article III, above. Customer shall pay to CTC on or before the twenty-fifth (25th) day of the month the amount billed in that statement; provided that, if the twenty-fifth (25th) day of the month is not a Business Day, Customer shall pay the stated amount on the next succeeding Business Day. If CTC is late in rendering its statement, the due date for payment shall be extended on a day-for-day basis to the next Business Day. Unless notified otherwise, all payments shall be made by electronic transfer to a bank account specified by CTC on the monthly statement.

4.2 In the event that Customer disputes any portion of a statement rendered pursuant to Article III, above the total undisputed amount shall nevertheless be paid when due. If the parties cannot resolve the dispute within thirty (30) days after such payment, the matter shall be submitted to a mutually agreed upon firm of nationally known public accountants or other third party with appropriate expertise (the "Expert") who shall examine the records and billings and make a written report thereon, which shall be delivered to each party. The decision rendered by the Expert in this report shall be binding upon both parties. The party against whom the Expert's decision is rendered shall pay the fees and expenses of the Expert incurred in connection with such decision. If both parties prevail with respect to some part of the Expert's decision, the fees and expenses of the Expert shall be allocated between the parties in a manner appropriate to the Expert's decision. Each party shall pay for its own expenses, including attorneys' fees, with respect to any such dispute.

4.3 Should Customer fail to pay the undisputed amount of any statement rendered by CTC when such amount is due, or any disputed amount ultimately determined to be due, Customer shall pay CTC interest thereon from the date due until the date of payment at an annual rate equal to the lesser of (1) the then-effective prime rate of interest as published under the heading "Money Rates" in The Wall Street Journal, plus one percent (1%), or (2) the maximum rate allowed by law. In addition, CTC may, upon two (2) Business Days prior written notice sent to Customer by facsimile transmission, suspend further service under this Agreement until amounts are paid in full and/or may terminate this Agreement.

4.4 Each party shall have the right, at its expense and during normal business hours, and upon two (2) Business Days prior notice, to audit the books and records of the other party to the extent necessary to verify the accuracy of any statement rendered under this Agreement.

4.5 Should CTC find at any time within twenty-four (24) months after the date of any statement rendered by it that there has been an undercharge in the amount billed in the statement rendered to Customer for services provided under this Agreement, CTC may submit a statement for such undercharge, and Customer, upon verifying the same, shall pay such amount within thirty (30) days after receipt of the statement, with interest as provided for in Section 4.3.

4.6 Should Customer find at any time within twenty-four (24) months after the date of any statement rendered by CTC that there has been an overcharge in the amount billed in the statement by CTC to Customer for services rendered under this Agreement, and if Customer has paid said overcharge, the overcharge, if verified by CTC, shall be refunded within thirty (30) days of notification by Customer, with interest as provided for in Section 4.3.

ARTICLE V

CREDITWORTHINESS

5.1 Upon execution of this Agreement, or at any time during the term hereof, should CTC have a reasonable good faith belief that Customer lacks the ability to meet its payment obligation, either because of Customer's failure to meet the criteria for creditworthiness under CTC's credit policy, or otherwise, CTC may require that Customer do any one of the following:

(a) provide CTC with a corporate guarantee of Customer's payment obligation under this Agreement within fourteen (14) days after receiving a request to do so; or

(b) provide CTC with an irrevocable stand-by letter of credit in a form, and with a bank, reasonably acceptable to CTC within fourteen (14) days after receiving a request to do so.

Should Customer fail to comply with any one of the requirements set forth above, CTC may, at its option, refuse to commence, suspend, and/or terminate service under this Agreement, with no liability on either party's part except for payment of amounts due and owing under the Agreement and disposition of any gas in the Exchange Account in accordance with Section 6.1.

ARTICLE VI

TERM

6.1 This Agreement shall be effective as of July 1, 2000, and shall continue through March 31, 2001. The Parties agree that any natural gas remaining in Customer's Exchange Account upon the expiration or termination of this agreement, shall be subject to the disposition procedure identified in Section 2.10.

ARTICLE VII

MEASUREMENT AND QUALITY

7.1 All gas delivered hereunder shall be measured at the Point of Delivery by the Transporter operating the measurement equipment at the Point of Delivery, and shall conform to the measurement and quality specifications contained in that Transporter's Tariff.

7.2 All gas redelivered hereunder shall be measured at the Point of Redelivery by the Transporter operating the measurement equipment at the Point of Redelivery, and shall conform to the measurement and quality specifications contained in that Transporter's Tariff.

ARTICLE VIII

FORCE MAJEURE

8.1 Neither CTC nor Customer shall be liable in damages to the other for any act, omission or circumstances occasioned by or in consequence of any acts of God, explosions, breakage or accident to machinery or lines of pipe, line freezeups, curtailments instituted by any Transporter(s), the binding order of any court or governmental authority, or any other cause, whether of the kind herein enumerated, or otherwise, not within the control of the party claiming force majeure and which by the exercise of due diligence such party is unable to prevent or overcome. The term "force majeure" as used in this Agreement shall not include (a) the curtailment or interruption of interruptible transportation by Transporter; (b) the loss of Customer's markets nor Customer's inability economically to use or resell gas purchased hereunder; or (c) the loss or failure of CTC's gas supply, including, without limitation, depletion of reserves or other failure of production, nor CTC's ability to sell gas to a market at a more advantageous price.

8.2 Such causes or contingencies affecting the performance of this Agreement by either party, however, shall not relieve it of liability in the event of its concurring negligence or in the event of its failure to use due diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch; nor shall such causes or contingencies affecting the performance of this Agreement relieve either party from its obligation to make payment of amounts then due hereunder, nor shall such causes or contingencies relieve either party of liability unless such party shall give notice and full particulars of the same in writing or by facsimile transmission to the other party as soon as possible after the occurrence relied on.

ARTICLE IX

REGULATION

9.1 This Agreement is subject to all valid laws, orders, rules and regulations of duly constituted governmental authorities having jurisdiction. Notwithstanding any other provision in this Agreement, if any regulatory body, governmental entity or agency having jurisdiction prohibits any transaction entered into pursuant to this Agreement or otherwise conditions such transaction in a form that is unacceptable in the sole judgment of the party affected thereby, then the party so affected may terminate this Agreement by thirty (30) days prior written notice stating the date of such termination, with no liability on either party's part except for payment of amounts due and owing under the Agreement and disposition of any remaining gas in Customer's Exchange Account in accordance with Section 2.10.

ARTICLE X

WARRANTY

10.1 Each party warrants that all gas delivered and redelivered hereunder shall be free and clear of all liens, encumbrances and claims whatsoever, and that it will indemnify the other party and save it harmless from suits, actions, debts, accounts, damages, costs, losses and expenses, including attorneys' fees, arising from or out of adverse claims of any and all persons to said gas or arising from royalties, taxes, license fees or charges thereon, to the extent that they arise or attach to the gas when it is subject to the indemnifying party's control and possession as defined in Article Xl, below.

ARTICLE Xl

POSSESSION AND LIABILITY

11.1 With respect to gas delivered by Customer to CTC, Customer shall be deemed in exclusive control and possession of the gas, and responsible for any damages or injuries caused thereby, until it is delivered to CTC at the Points of Delivery at which point title shall pass to CTC. CTC shall be deemed in exclusive control and possession of said gas and responsible for any damages or injuries caused thereby, at and after it is delivered by Customer to CTC at the Points of Delivery.

11.2 With respect to gas redelivered by CTC to Customer, CTC shall be deemed in exclusive control and possession of the gas, and responsible for any damages or injuries caused thereby, until it is delivered to Customer at the Point of Redelivery at which point title shall pass to Customer. Customer shall be deemed in exclusive control and possession of said gas, and responsible for any damages or injuries caused thereby, at and after it is redelivered by CTC to Customer at the Point of Redelivery.

ARTICLE XII

NOTICES

12.1 Unless otherwise provided herein, all communications from one party to the other shall be sent by registered mail, overnight courier or facsimile transmission, and shall be effective upon receipt thereof. However, routine communications shall be deemed duly delivered when mailed by either registered or ordinary mail, or sent by overnight courier or facsimile transmission (telecopy). Communications sent by ordinary mail shall be considered received three (3) Business Days after deposit in the mail. Monthly statements shall be sent by overnight courier or facsimile transmission. All communications should be addressed to:
CUSTOMER:	CTC:
All Correspondence
The Peoples Gas Light and Coke Company	CoEnergy Trading Company
130 E. Randolph Drive	150 West Jefferson
Gas Supply Administration	Suite 1800
22nd Floor	Detroit, Michigan 48226
Chicago, Illinois 60601	Attn: Mr. Kevin McCracken
Attn: Mr. Dave Wear, Manager	Telephone: (313) 256-5925
Telephone: (312) 240-4554	Facsimile: (313) 256-5739
Facsimile: (312) 240-4211	Duns #: 806 708 806
Duns#: 006 932 115

Operating Communications	Attn: Ms. Margo Pardi
Attn: Gas Control	Telephone: (313) 256-6299
Telephone: (312) 240-4754	Facsimile: (313) 963-3636
Facsimile: (312) 240-4762	After Hours Telephone: (800) 506-9857

For Payments:	CoEnergy Trading Company
Not Applicable	150 West Jefferson
Suite 1800
Detroit, Michigan 48226
Attn: Accounts Payable

ARTICLE XIII

GOVERNING LAW AND JURISDICTION

13.1 This Agreement shall be governed by the law of the state of Michigan without regard to principles of conflicts of law.

ARTICLE XIV

NON-WAIVER OF FUTURE DEFAULTS

14.1 No waiver by either party of any one or more defaults by the other in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character.

ARTICLE XV

TRANSFER AND ASSIGNMENT

15.1 Any company that shall succeed by purchase, merger or consolidation to either party hereto shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement. Either party may, without relieving itself of its obligations under this Agreement, assign any of its rights and obligations hereunder to a corporation with which it is affiliated at the time of such assignment. Otherwise, no assignment of this Agreement or of any rights or obligations hereunder shall be made by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. The provisions of this Article XV shall not prevent either party from pledging or mortgaging its rights hereunder as security for its indebtedness. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

ARTICLE XVI

LIMITATION ON DAMAGES

16.1 Neither party shall be liable to the other for any incidental, consequential (including lost profits), indirect, special, exemplary, or punitive damages.

ARTICLE XVII

ENTIRE AGREEMENT

17.1 This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. Any prior understandings, representations, promises, undertakings, agreements or inducements, whether written or oral, concerning the subject matter hereof not contained herein shall have no force and effect. This Agreement may be modified or amended only by writing that is duly executed by both parties.

ARTICLE XVIII

CONFIDENTIALITY

18.1 Each party will keep the terms of this Agreement confidential during the term hereof, using the same degree of care it customarily uses with respect to confidential business information, provided that disclosure may be made to a regulatory authority having jurisdiction if requested or required by that authority, or if the party is obligated by law, rule or order to make such disclosure. If disclosure to a regulatory authority is made, the disclosing party will request confidential treatment of the disclosed information.

ARTICLE XIX

THIRD PARTY BENEFICIARY

19.1 Customer and CTC agree that there are no third party beneficiaries of this Agreement and that the provisions of this Agreement do not impart enforceable rights to anyone who is not a signatory to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers, as of the day and year first above written.

THE PEOPLES GAS LIGHT AND	COENERGY TRADING COMPANY
COKE COMPANY

By: /s/ William E. Morrow	By: /s/ Steven E. Kurmas
William E. Morrow	Name: Steven E. Kurmas
Executive Vice President	Title: President & CEO

Reviewed O.G.C.
BY 6/21/00